Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                             TRIARC COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                                               38-0471180
(State or other jurisdiction of                              (IRS Employer
incorporation or organization)                            Identification No.)

                               ------------------

                                 280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ------------------


        TRIARC COMPANIES, INC. STOCK OPTION PLAN FOR CABLE CAR EMPLOYEES
                            (Full title of the plan)

                               ------------------

                                 BRIAN L. SCHORR
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             TRIARC COMPANIES, INC.
                                 280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                    COPY TO:


                                PAUL D. GINSBERG
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                               ------------------


                         CALCULATION OF REGISTRATION FEE

                                                                        Proposed Maximum                                Amount of
            Title of Each Class of                   Amount to be      Offering Price Per        Proposed Maximum      Registration
         Securities to be Registered                  Registered             Share          Aggregate Offering Price       Fee
----------------------------------------------    ------------------   ------------------   ------------------------   ------------
Class A common stock, par value $.10 per share    154,931 shares (1)      $25.00 (2)            $ 3,873,275.00 (2)       $1,142.62
====================================================================================================================================

(1)The amount of shares to be registered has been determined based on the product of 899,700 shares of common stock, par value $.01 per share, of Cable Car Beverage Corporation ("Cable Car") subject to outstanding options, multiplied by an exchange ratio of 0.1722, as determined pursuant to the Agreement and Plan of Merger, dated June 24, 1997, by and among Cable Car, Triarc Companies, Inc. ("Triarc") and CCB Merger Corporation, as amended.

(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price was determined by averaging the high and low prices of the Class A common stock, par value $.10 per share, of Triarc as reported on the New York Stock Exchange composite tape on January 20, 1998.
================================================================================

                            EXPLANATORY NOTE

            Pursuant to the Agreement and Plan of Merger dated June 24, 1997, (the "Merger Agreement"), by and among Triarc Companies, Inc., a
Delaware corporation (the "Company"), CCB Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Mergerco"), and Cable Car Beverage Corporation, a Delaware corporation ("Cable Car"), relating to the merger of Mergerco with and into Cable Car (the "Merger"), at the Effective Time of the Merger, which occurred on November 25, 1997, each holder of an option (the "Cable Car Options") exercisable for shares of Cable Car's common stock, par value $.01 per share, issued pursuant to stock option agreements between such holder and Cable Car received, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of the Company's Class A Common Stock, par value $.10 per share (the "Common Stock"), with the same terms and conditions as the Cable Car Options immediately prior to the Effective Time (the "Substitute Triarc Options"), except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by 0.1722 and (ii) all of the Cable Car Options became immediately exercisable at the Effective Time in accordance with their terms.

            The Section 10(a) prospectus being delivered by the Company to holders of Cable Car Options as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), have been prepared in accordance with the requirements of Form S-8 and relate to shares of Common Stock which have been reserved for issuance pursuant to the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees (the "Plan"). The information regarding the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.


                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by Triarc (File No. 1-2207) are incorporated by reference in this Registration Statement:

            1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by amendments thereto filed with the Commission on May 1, 1997 and May 13, 1997;

            2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 28, 1997, June 28, 1997, as amended by an amendment thereto filed with the Commission on September 30, 1997, and March 30, 1997;

            3. Triarc's Current Reports on Form 8-K filed with the Commission on December 24, 1997 (as amended by an amendment thereto filed with the Commission on January 7, 1998), December 10, 1997, October 27, 1997, August 5, 1997, July 18, 1997, June 26, 1997, June 6, 1997 (as amended by an amendment thereto filed with the Commission on August 5, 1997), May 20, 1997 (as amended by an amendment thereto filed with the Commission on August 4, 1997), March 31, 1997, February 20, 1997 and January 10, 1997;
      and

            4. The descriptions of Triarc Common Stock set forth in Triarc's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

      In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES

            Not Applicable.


ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not applicable.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The certificate of incorporation of the Company, as amended to date (the "Triarc Charter"), provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made and party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"). The Triarc Charter provides that its officers and directors, and any person serving in any capacity at the request of the Company for an Other Entity shall be entitled to such indemnification; however, the Board of Directors of the Company (the "Triarc Board") may specifically grant such indemnification to other persons in respect of service to the Company or an Other Entity. The Triarc Charter specifies that any director or officer of the Company serving in any capacity with a majority owned subsidiary or any employee benefit plan of the Company or of any majority owned subsidiary shall be deemed to be doing so at the request of the Company.

      Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonable entitled to indemnity for such expenses as such court shall deem proper.

      Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

      The Triarc Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by the Company of an undertaking, as required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

      The Triarc Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Triarc Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Triarc Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, the Company may provide other indemnification, if appropriate.

      The Company also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by the Company under the Triarc Charter, its bylaws, its directors' and officers' liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to the Company pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee's fraudulent, dishonest or willful misconduct;
(iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

      Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Triarc Board, a majority of disinterested Company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a "Change of Control" (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which consent may not be unreasonably withheld. In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

      As permitted by Section 102(b)(7) of the DGCL, the Triarc Charter includes a provision which eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability (i) for the breach of a director's duty of loyalty to the Company and it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

      Finally, the Triarc Charter authorizes the Company, as permitted by the DGCL, to purchase directors' and officers' liability insurance. The Company carries directors' and officers' liability insurance covering losses up to $30,000,000.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

            Not Applicable.


ITEM 8.     EXHIBITS

Exhibits

4.1 Certificate of Incorporation of the Company, as in effect, incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-4857).

4.2         By-laws of the Company, incorporated herein by reference to Exhibit
            3.1 to the Company's Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-2207).

4.3*        Triarc Companies, Inc. Stock Option Plan for Cable Car Employees.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Company, regarding the legality of the Common Stock being registered.

23.1*       Consent of Deloitte & Touche LLP.

23.2*       Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
            Exhibit 5.1).

24*         Power of Attorney (included on page 6 of this Registration
            Statement).

---------------------
* Filed herewith.


ITEM 9.     UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 22, 1998.


                              TRIARC COMPANIES, INC.
                              (Registrant)


                              By:  /s/ Nelson Peltz
                                   ------------------------------------
                                   Nelson Peltz
                                   Chairman and Chief Executive Officer



                           POWER OF ATTORNEY

      The officers and directors of Triarc Companies, Inc. whose signatures appear below hereby constitute and appoint Nelson Peltz and Peter W. May, and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 22, 1998 by the following persons in the capacities indicated.



              SIGNATURE                               TITLES


     /s/ Nelson Peltz                Chairman and Chief Executive Officer and
---------------------------------    Director (Principal Executive Officer)
         Nelson Peltz


    /s/ Peter W. May                 President and Chief Operating Officer and
---------------------------------    Director (Principal Operating Officer)
        Peter W. May

    /s/ John L. Barnes, Jr.          Senior Vice President and Chief Financial
---------------------------------    Officer (Principal Financial Officer)
         John L. Barnes, Jr.

              SIGNATURE                               TITLES


    /s/ Fred H. Schaefer             Vice President and Chief Accounting Officer
---------------------------------    (Principal Accounting Officer)
          Fred H. Schaefer


   /s/ Hugh L. Carey                 Director
---------------------------------
            Hugh L. Carey


    /s/ Clive Chajet                 Director
---------------------------------
            Clive Chajet


    /s/ Stanley R. Jaffe             Director
---------------------------------
          Stanley R. Jaffe


    /s/ Joseph A. Levato             Director
---------------------------------
          Joseph A. Levato


    /s/ David E. Schwab II           Director
---------------------------------
         David E. Schwab II


    /s/ Raymond S. Troubh            Director
---------------------------------
          Raymond S. Troubh


    /s/ Gerald Tsai, Jr.             Director
---------------------------------
          Gerald Tsai, Jr.

                            INDEX TO EXHIBITS




Exhibits
--------

4.1 Certificate of Incorporation of the Company, as in effect, incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-4857).

4.2         By-laws of the Company, incorporated herein by reference to Exhibit
            3.1 to the Company's Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-2207).

4.3*        Triarc Companies, Inc. Stock Option Plan for Cable Car Employees.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Company, regarding the legality of the Common Stock being registered.

23.1*       Consent of Deloitte & Touche LLP.

23.2*       Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
            Exhibit 5.1).

24*         Power of Attorney (included on page 6 of this Registration
            Statement).

---------------------
* Filed herewith.